Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 1 to the Registration Statement (Form S-1 File No. 333-252087) to be filed on or about April 6, 2021 of our report dated March 31, 2021, related to the consolidated financial statements of AzurRx BioPharma, Inc. as of December 31, 2020 and 2019 and for the years then ended, which appears in the Annual Report on Form 10-K of AzurRx BioPharma, Inc. for the year ended December 31, 2020. The report for AzurRx BioPharma, Inc. includes an explanatory paragraph about the existence of substantial doubt concerning its ability to continue as a going concern. We also consent to the reference to our Firm under the caption “Experts” in this Post-Effective Amendment to Form S-1.

/s/ Mazars USA LLP
New York, New York
April 6, 2021